Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
      * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


April 26, 2010

To Whom It May Concern:

We hereby consent to the use in this Registration Statement of Form S-1 Amendment No. 1 of our report dated February 22, 2010 relating to the financial statements of Unseen Solar, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.


Very truly yours,


/s/ Chang Park
----------------------------
CHANG G. PARK, CPA




        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board